UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SOUTH TEXAS DRILLING & EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

            TEXAS                       74-2088619
(State of Incorporation or Organization)  (I.R.S. Employer
                                            Identification No.)

9310 Broadway, Bldg. 1, San Antonio, Texas     78217
(Address of principal executive offices)   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Common Stock $0.10 Par Value

If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the
following box.[X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[]

Securities Act registration statement file number to which this form relates:

2-70145

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Stock to be Registered

 The shares of Common Stock being registered hereby have been accepted for listing on the American Stock Exchange.

 The Registrant is authorized to issue 30,000,000 shares of
Common Stock, $0.10 par value.

 The outstanding shares of Common Stock are fully paid and
non-assessable.

 Holders of shares of Common Stock are entitled to one vote
per share on all matters submitted to a vote of shareholders.
Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares
voting for the election of the Board of Directors can elect all of the directors and, in such event, the holders of the remaining shares will not be able to elect any directors.  The Registrant's
Articles of Incorporation deny shareholders any preemptive rights to subscribe for or purchase any stock, obligations, warrants or other securities of the Registrant.

 Upon any liquidation, dissolution or winding up of the
Registrant, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Registrant available for distribution to shareholders, but only to the extent that such assets are available after satisfaction of all liquidation preferences held by the holders of the Company's Series B 8%
Convertible Preferred Stock ("Series B Stock").  In the event of liquidation, dissolution or winding up of the Company, holders of the 184,615 issued and outstanding shares of Series B Stock are entitled to a distribution consisting of $16.25 per share, and an amount per share equal to cumulated but unpaid dividends.

 Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Registrant legally available therefor, but only to the extent that such dividends are payable after
satisfaction by the Company of all obligations to the holders of the Company's Series B Stock.  Holders of Series B Stock are
entitled to receive when declared by the Company, an amount equal to 8% of the liquidation value of $16.25 per annum, and such dividends are cumulative, without interest.  Further, shares of
Common Stock may not be redeemed by the Company while any shares of the Series B Stock are outstanding.

Item 2.  Exhibits

Exhibit 1-The Company's Articles of Amendment to the Articles of
Incorporation (previously filed as an Exhibit to the Company's
Form S-8, filed on October 20, 2000, File No. 2-70145).

Exhibit 2-The Company's Second Amended Certificate of
Designation, Reducing the Number of Shares Formerly Designated
Series A, Series B and Series C Preferred Stock to Zero and
Designating the Voting Powers, Preferences and Rights of a New
Series A 8% Convertible Preferred Stock dated April 15, 1997
(previously filed as an Exhibit to the Company's 1996 Annual
Report on Form 10-K, File No. 2-70145).

Exhibit 3- The Company's Third Amended Certificate of
Designation, Correcting an Error in the Second Amended
Certificate of Designation and Designating the Voting Powers,
Preferences and Rights of a New Series B 8% Convertible Preferred
Stock dated June 9, 1998 (previously filed as an Exhibit to the
Company's 1998 Annual Report on Form 10-K, File No. 2-70145).

Exhibit 4-Specimen of the Company's Common Stock (previously filed as an Exhibit to the Company's Registration Statement on
Form 8-A, filed February 9, 2001, File No. 2-70145).

SIGNATURE

 Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this
registration statement to be signed on its behalf by the
undersigned, thereto duly authorized.

                                 SOUTH TEXAS DRILLING &
                                    EXPLORATION, INC.

DATE: March 1, 2001               By: /s/ Wm. Stacy Locke
                                        Wm. Stacy Locke, President